SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, DC 20549

                        ------------------------

                              SCHEDULE 13G


                   Under the Securities Exchange Act of 1934


                          RATEXCHANGE CORPORATION
------------------------------------------------------------------------------
                            (Name of Issuer)

                              Common Stock
------------------------------------------------------------------------------
                     (Title of Class of Securities)

                              754091-10-6
------------------------------------------------------------------------------
                             (CUSIP Number)


                             April 10, 2001
------------------------------------------------------------------------------
        (Date of Event Which Requires Filing of This Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

___     Rule 13d-1(b)
___     Rule 13d-1(c)
___     Rule 13d-1(d)

The information required in the remainder ot this cover page shall not be deemed to be "filed" for the purpsoe of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities or that section or the Act but shall be subject to all oher provisions of the Act.



CUSIP NO.  754091-10-6                 13G               Page 2 of 2 Pages
--------------------------------------------------------------------------
1         NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION Nos. OF ABOVE PERSONS (ENTITIES ONLY) Theodore H. Swindells
--------------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)    X
                                                                 (b)
--------------------------------------------------------------------------
3.        SEC USE ONLY

--------------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION
          United States

--------------------------------------------------------------------------
NUMBER OF      5.   SOLE VOTING POWER
SHARES              999,969
BENEFICIALLY   -----------------------------------------------------------
OWNED BY       6.   SHARED VOTING POWER
EACH
REPORTING      -----------------------------------------------------------
PERSON WITH    7.   SOLE DISPOSITIVE POWER

               -----------------------------------------------------------
               8.  SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------
11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          999,969

--------------------------------------------------------------------------
12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES

--------------------------------------------------------------------------
13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          5.57%

--------------------------------------------------------------------------
14.       TYPE OF REPORTING PERSON

          IN & PIN
--------------------------------------------------------------------------





                                 SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

          Dated:  April 31, 2001


          /S/ Theodore H. Swindells
          -----------------------------------------
          Theodore H. Swindells

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibiits. 240.13d-7(b) for other parties to whom copies are to be sent.

 .